Exhibit 99.1

AMERICAN APPAREL REPORTS PRELIMINARY FIRST QUARTER 2010

FINANCIAL RESULTS

•	First quarter 2010 net sales of $121.8 million, an increase of 6.6% over the first quarter of 2009

•	Preliminary first quarter 2010 loss from operations of $17.6 million, as compared to a loss from operations of $3.9 million in first quarter 2009

LOS ANGELES, May 19, 2010 – American Apparel, Inc. (NYSE Amex: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced preliminary financial results for the first quarter ended March 31, 2010. Final first quarter results, including net income and earnings per share, will be included with the Form 10-Q for the quarter ended March 31, 2010, which is currently expected to be filed by no later than the end of June 2010 upon the completion of the review of certain items

American Apparel reported net sales for the first quarter ended March 31, 2010 of $121.8 million, a 6.6% increase over net sales of $114.3 million for the first quarter ended March 31, 2009. Total retail net sales increased 1.5% to $79.1 million for the first quarter of 2010 as compared to $78.0 million for the same period in 2009, with comparable store sales for stores open at least 12 months declining 10% on a constant currency basis. American Apparel ended the quarter with 280 retail stores, having closed two retail stores and opened one during the first quarter of 2010, as compared to 264 retail stores at the end of the first quarter of 2009. Total wholesale net sales increased 21.6% to $34.2 million for the first quarter of 2010 compared to $28.1 million for the first quarter of 2009, largely due to an increase in sales to distributor customers. Online consumer sales increased 3.6% to $8.4 million for the first quarter of 2010 compared to $8.2 million for the first quarter of 2009.

Gross margin for the first quarter of 2010 was 50.4% as compared to 57.2% for the prior year first quarter. Gross margin was negatively impacted by a shift in mix from retail to wholesale net sales, which generate lower margins, and by reduced labor efficiency at the company’s production facilities in the first quarter of 2010 compared to the prior year period. The reduction in labor efficiency was a result of the dismissal of over 1,500 experienced manufacturing employees in the third and fourth quarters of 2009 following the completion of an I-9 inspection by U.S. Immigration and Customs Enforcement, as well as the impact of an increase in the mix of more complex retail styles produced. The unfavorable decline in gross margin was partially offset by the effect of the depreciation of the U.S. dollar versus foreign currencies in the first quarter of 2010 as compared to the first quarter of 2009.

Operating expenses for the first quarter of 2010 were $79.0 million, or 64.9% of net sales, as compared to $69.3 million, or 60.6% of net sales for the prior year period. The increase in operating expenses was primarily caused by increased occupancy, payroll, and depreciation expenses from having an additional 16 retail stores in operation at the end of the first quarter of 2010, compared to at the end of the first quarter of 2009. There were no pre-opening expenses for retail stores in the first quarter of 2010, versus $0.7 million in the prior year first quarter. Operating expenses were also higher in the first quarter of 2010 due to the recognition of $1.1 million in merger related stock based compensation expense as a result of stock granted to employees pursuant to the 2007 merger between American Apparel, Inc. (formerly Endeavor Acquisition Corp., incorporated in delaware) and American Apparel Inc., a California corporation. Operating expenses for the first quarter of 2010 are inclusive of $1.9 million in charges to reserve for the company’s exposure against certain claims for workers compensation filed by former employees who were dismissed following the I-9 inspection by U.S. Immigration and Customs Enforcement.

Loss from operations for the first quarter of 2010 was $17.6 million, or a negative operating margin of 14.4%, versus an operating loss of $3.9 million in the prior year first quarter, or a negative operating margin of 3.4%.

Total debt increased by $8.0 million, to $91.4 million at March 31, 2010 from $83.4 million at December 31, 2009. As of March 31, 2010, the company had approximately $36 million and $4 million of availability under its U.S. and Canadian revolving credit facilities, respectively. For the quarter ended March 31, 2010, the company’s cash flows used in operations were $5.6 million, and capital expenditures were $2.9 million. As of March 31, 2010, total assets were $324.9 million, total liabilities were $180.7 million, and total stockholders’ equity was $144.2 million.

As of May 15, 2010, for the year the company has opened three new retail locations and closed two locations, with two additional store locations under signed leases and expected to be opened later in the year.

For the first quarter of 2010, the impact of lower manufacturing efficiency is estimated to have reduced operating income by approximately $4.4 million. The company currently expects that the reduced manufacturing efficiency at the company’s production facilities beginning during the fourth quarter of 2009 could likely continue through the end of 2010, and could impact the company’s financial results at least through early 2011. The company experienced an improvement in production efficiency in the first quarter of 2010 versus the fourth quarter of 2009, but anticipates a temporary worsening in efficiency during the second quarter of 2010 as additional manufacturing workers will need to be hired and trained to meet a seasonal increased demand for the company’s products. The duration and ultimate financial impact of the inefficiencies is difficult to estimate, and the financial impact in future quarters could differ significantly from the level experienced during the first quarter of 2010.

Anticipated Covenant Non-Compliance Beginning June 30, 2010

As of March 31, 2010 based on the preliminary financial results for the first quarter of 2010, the company was in compliance with all covenants under its credit facilities. However, based on the company’s preliminary financial results for the first quarter ended March 31, 2010, and based on existing trends, the company anticipates that it will not be in compliance with the Total Debt to Adjusted EBITDA covenant under its credit agreement with its second lien lender at June 30, 2010. The company plans to continue to work with the second lien lender to obtain the appropriate amendments prior to the anticipated covenant default; however, the company can provide no assurances that it will be successful in securing such amendments or, if secured, the terms thereof. Additionally, noncompliance with financial covenants under the company’s second lien credit agreement constitutes an event of default under the terms of the company’s U.S. revolving credit facility, which could result in the company being unable to make borrowings under its revolving credit facility, and potentially both credit facilities being declared immediately due and payable. There can be no assurance that if either or both of these events were to take place, that the company would be able to obtain the additional sources of liquidity required to continue operations.

Based on the continued uncertainty regarding the reduced manufacturing efficiency being experienced at the company’s production facilities, due to the impact that the projected covenant non-compliance at June 30, 2010 may have on the company’s ability to carry out its operating plan for 2010, and due to highly uncertain sales trends in the company’s different sales channels, the company is deferring providing financial guidance for 2010 until it can better ascertain the impact of these factors on its projected financial performance for the year.

Delay in Filing of Form 10-Q

While the financial results reported herein are preliminary and subject to adjustment, American Apparel is working to complete the preparation and review of the financial statements, and related disclosures, for the quarter ended March 31, 2010. The company is still reviewing certain items, including retail store impairment, inventory reserves and the provision for income taxes. Until the review of these items are completed, the company is not in a position to complete the preparation of the financial statements and certain related information required to be included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The company intends to file the Form 10-Q for the first quarter of 2010 as soon as practicable, currently expected to be by no later than the end of June 2010. No assurances can be given as to when the Form 10-Q will ultimately be filed, or that the financial statements contained therein will not differ materially from those presented in this preliminary earnings release.

Receipt of NYSE Amex LLC Letter Relating to Late Filing of First Quarter 2010 Quarterly Report on Form 10-Q

On May 18, 2010, American Apparel received a letter from the NYSE Amex LLC (the “Exchange”) stating that the company’s timely filing of its Form 10-Q for the first quarter of 2010 is a condition for the company’s continued listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide, and that the company’s failure to timely file the Form 10-Q is a material violation of the company’s listing agreement with the Exchange. The letter from the Exchange provides that the company must submit to the Exchange by June 1, 2010 a plan to bring the company in compliance with Sections 134 and 1101 of the Company Guide by no later than August 16, 2010, or it will be subject to delisting procedures. As disclosed above, the company is working to complete the review of certain items so that it can file the Form 10-Q for the first quarter of 2010 as soon as practicable.

As previously announced, a conference call will be held today at 9:00 a.m. ET to discuss the first quarter results. A live webcast of the conference call will be accessible through the investor relations section of the company’s website at http://investors.americanapparel.net. An online archive of the call will be available within two hours of the conclusion of the call and will remain available through June 19, 2010. A telephone replay of the call will also be available from May 19, 2010 through May 26, 2010, by dialing (877) 660-6853, and entering the account number 3055 and the conference ID number 347359.

Please refer to the following table attached to this press release:

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Table A presents a calculation and reconciliation of loss from operations as reported to a non-GAAP measurement which excludes the impact of a stock based compensation expense for American Apparel, Inc. and Subsidiaries for the three months ended March 31, 2010 (preliminary and unaudited).

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of May 15, 2010, American Apparel employed approximately 10,000 people and operated over 280 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

Safe Harbor Statement

This press release may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; consequences of our significant indebtedness, including our ability to comply with our debt agreements, generate cash flow to service our debt; our ability to obtain amendments to our credit facilities prior to expected covenant defaults; our ability to extend, renew or refinance our existing debt; our ability to regain compliance with the stock exchange rules; the completion of the preparation and review of financial statements and related disclosures for the first quarter ended March 31, 2010, including any restatement, if applicable; costs of materials and labor; our ability to improve manufacturing efficiency at our production facilities; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, and Form 10-K/A for the year ended December 31, 2009. Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

AMERICAN APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF LOSS FROM OPERATIONS

(Amounts in thousands)

(Preliminary and unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$121,814	$114,284
Cost of goods sold	60,362	48,887

Gross profit	61,452	65,397
Selling expense	52,599	45,343
General and administrative	26,039	23,597
Retail store impairment charges	392	356

Loss from operations	$(17,578)	$(3,899)

AMERICAN APPAREL, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION

(Amounts in thousands)

(Preliminary and unaudited)

The following table presents key financial information for American Apparel’s business segments before unallocated corporate expenses:

	Three Months Ended March 31, 2010
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$28,780	—	$2,515	$2,926	$34,221
Retail net sales	—	$40,893	11,304	26,951	79,148
Online consumer net sales	5,049	—	395	3,001	8,445

Total net sales to external customers	33,829	40,893	14,214	32,878	121,814

Gross profit	5,319	28,659	9,122	18,352	61,452
(Loss) income from operations	(2,585)	(2,403)	692	(3,887)	(8,183)
Depreciation and amortization	2,300	2,619	564	1,633	7,116
Capital expenditures	948	1,147	497	349	2,941
Deferred rent expense	119	722	9	131	981

	Three Months Ended March 31, 2009
	U.S. Wholesale	U.S. Retail	Canada	International	Consolidated
Wholesale net sales	$23,115	—	$2,271	$2,754	$28,140
Retail net sales	—	$39,245	10,084	28,664	77,993
Online net sales	4,861	—	366	2,924	8,151

Total net sales to external customers	27,976	39,245	12,721	34,342	114,284

Gross profit	5,034	29,296	8,044	23,023	65,397
(Loss) income from operations	(514)	1,901	1,516	3,896	6,799
Depreciation and amortization	2,190	2,449	494	1,274	6,407
Capital expenditures	2,127	4,472	54	849	7,502
Deferred rent expense	32	1,230	24	355	1,641

	Three Months Ended March 31,
	2010	2009
Reconciliation to loss from operations
Consolidated (loss) income from operations of reportable segments	$(8,183)	$6,799
Corporate expenses	9,395	10,698

Consolidated loss from operations	$(17,578)	$(3,899)

Table A

American Apparel, Inc. and Subsidiaries

Impact of Merger Related Stock Based Compensation Expense

(Amounts in thousands)

(Preliminary and unaudited)

In the first quarter of 2010, American Apparel awarded approximately 0.5 million shares of common stock to eligible employees in accordance with the terms of the merger agreement between American Apparel, Inc. (formerly Endeavor Acquisition Corp.) and American Apparel Inc. This resulted in $1.6 million of compensation expense for quarter ended March 31, 2010, consisting of $1.4 million of stock based compensation expense and $0.2 million of employer related payroll taxes. Set forth below is certain financial information about the company’s operating performance that excludes the impact of the stock award and the related stock based compensation expense. This information is not calculated in accordance with accounting principles generally accepted in the United States (GAAP) and should be considered in addition to, and not as a substitute for, the related GAAP measurements. The company uses these non-GAAP measures, along with GAAP measures, as a measure of profitability and operating performance because the adjustments allow the company to compare its performance on a consistent basis by removing from operating results the effect of the non-cash stock-based compensation expense, which may vary from period to period due to a number of factors. The company believes that the presentation of the non-GAAP financial information provides investors with useful additional information regarding the company’s financial condition and results of operations because it allows a consistent basis of comparison against the company’s historical operating performance and guidance as well as against the operating performance of competitors. The following reconciles each non-GAAP measure, which excludes the expenses related to the stock award, to the most directly comparable GAAP measure for the quarter ended March 31, 2010:

	Three Months Ended March 31, 2010
	GAAP Measurement	Stock Based Compensation Expense	Non-GAAP Measurement
Net sales	$121,814		$121,814
Cost of goods sold	60,362	$(539)	59,823

Gross profit	61,452	539	61,991
Selling expenses	52,599	(472)	52,127
General and administrative	26,039	(594)	25,445
Retail store impairment charges	392	—	392

Loss from operations	$(17,578)	$1,605	$(15,973)

Contact:

Joseph Teklits / Jean Fontana

ICR

(203) 682-8200

Adrian Kowalewski

Chief Financial Officer

American Apparel

(213) 488-0226